Exhibit 10.30

Subscription Agreement

Yoshitsu Co., Ltd. (hereinafter referred to as “Party A”) and GRAND ELEC-TECH LIMITED (hereinafter referred to as “Party B”) hereby enter into an agreement as follows with respect to the subscription by Party B of 9,090 ordinary shares to be issued and allotted by Party A pursuant to the resolution of the extraordinary shareholders' meeting to be held on February 12, 2021 (hereinafter referred to as the “Shares”):

Article	1 Subscription Requirements

The subscription requirements of the Shares shall be as follows:

(1)	Number of shares for subscription: 9,090 ordinary shares;
(2)	Amount to be paid for shares for subscription: JPY22,003 per share;

Total amount to be paid: JPY200,007,270;

(3)	Due date of payment: August 12, 2021;
(4)	Party to whom shares will be allotted: Party B;
(5)	Capital to be increased: JPY100,989,656

Capital reserves to be increased: JPY99,017,614

Article 2 Method of Subscription

1.	Party B shall subscribe for the Shares in accordance with the subscription requirements set forth in the preceding article.
2.	Pursuant to the provisions of Article 205 of the Companies Act, the procedures for applications for shares for subscription under Article 203 of the Companies Act or the procedures for allotment of shares for subscription under Article 204 of the Act shall not be carried out with this agreement.

Article 3 Method of Payment

1.	Party B shall pay JPY200,007,270 for the subscription of the Shares by the due date of payment under Article 1 (3) to the following place where payments are handled.
Place where payments are handled: RISONA Bank

Kameido Branch

Savings account

Account No.: [*]

Name of account holder: Yoshitsu Co., Ltd.

2.	If the payment under the preceding paragraph is not made, the right of Party B to receive allotment of the Shares will be extinguished.

Article 4 Undertakings by Party B

Party B undertakes that:

(1)	Upon every shareholders’ meeting of Party A, Party B shall submit to Party A a proxy to the effect that it delegates to Mr. Mei Kanayama, all authority to exercise the voting rights of the Shares, or shall provide the matters to be described in the proxy by electronic means;
(2)	Party B should not dispose of or transfer the Shares until later of (i) six (6) months from the date of the listing of Party A on the Stock Exchange of Hong Kong Limited, the New York Stock Exchange, NASDAQ, Tokyo Stock Exchange or any other recognised stock exchange (hereinafter referred to as the "Listing ") or (ii) the expiration of the lock-up period as set forth in the lock-up agreements to be entered into by principal shareholders of Party A in connection with the Listing;
(3)	Where required, and if applicable, Party B shall duly comply with the relevant rules and regulations of the Stock Exchange of Hong Kong Limited, the New York Stock Exchange, NASDAQ, Tokyo Stock Exchange or any other recognised stock exchange or any regulatory body in connection with the Shares; and
(4)	Party B will provide assistance in relation to any matters in connection with the reorganization, which is required for the Listing, of the group of companies comprising Party A and any of its subsidiaries, or the Listing.

Article 5 Matters to be Discussed

Any matter not stipulated in this agreement will be determined from time to time after consultation between Party A and Party B.

IN WITNESS WHEREOF, the parties hereto have executed this agreement in duplicate originals of the Japanese and English versions by placing their signatures or names and seals thereon, and each party shall keep one copy of the originals.

February 12, 2021

Party A	Harumi Building, Kotobashi 2-5-9, Sumida-ku, Tokyo, Japan
Yoshitsu Co., Ltd.
Representative director
Mei Kanayama

/s/ Mei Kanayama

Party B	Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands
GRAND ELEC-TECH LIMITED
Chen Zhiyong

/s/ Chen Zhiyong

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